Exhibit 99.1
For Immediate Release
Contact:
Tom Colvin, Investor Relations, (913) 661-1530
Jim Saladin, Media Relations, (913) 661-1833
FERRELLGAS PARTNERS REPORTS
THIRD-QUARTER RESULTS
OVERLAND PARK, KAN., June 8, 2009/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported Adjusted EBITDA of $82.2 million for the third fiscal quarter ended April 30, compared with $85.1 million the year before for the same fiscal quarter, with the decrease primarily attributable to warmer weather. The partnership pointed out that despite warmer temperatures in the quarter Adjusted EBITDA approached planned levels.
For the nine months, Adjusted EBITDA increased 13% to $238.9 million from $211.5 million a year ago. “Looking ahead, we anticipate improvement in the fourth fiscal quarter over the year-earlier Adjusted EBITDA of $10.4 million,” noted Chairman and Chief Executive Officer James Ferrell. “Consequently, our Adjusted EBITDA target for the full fiscal year, ending July 31, is in the range of $250 million.” Adjusted EBITDA last fiscal year was $222 million and was a record $237 million in fiscal 2007.
Mr. Ferrell explained, “In light of the third quarter’s weather, which was four percent warmer than normal and five percent warmer than last year, our results were certainly gratifying. Moreover, temperatures in February, the most important month in the quarter, were seven percent warmer than normal and a year ago.”
Third quarter revenues decreased 21 percent to $561.1 million from $712.1 million, reflecting the 35 percent decrease in the cost of propane and other gas liquids to $295.9 million from $455.4 million. As such, margins expanded in the quarter significantly addressing weather impacted propane sales volumes that were off 5 percent to 239.2 million gallons, versus 252.1 million gallons in the prior-year quarter.
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President and Chief Operating Officer Steve Wambold pointed out, “Further offsetting the impact of warm weather was our continued tight rein on costs.” For instance, during the third fiscal quarter, general and administrative expense and equipment lease expense declined 22 percent and 29 percent, respectively. “In fact, operating income for the quarter was up modestly, to $57.3 million from $57.0 million the year before.” Net income for the quarter decreased to $32.9 million or $0.48 per unit, from $35.2 million, or $0.55 per unit.
Commenting on the fourth-quarter outlook, Mr. Wambold emphasized, “Our Blue Rhino brand is expected to be the key driver toward higher earnings. With the grilling season well under way, its initial results have been very encouraging. Blue Rhino’s units increased at a double-digit clip during May and is well positioned for further growth, with more than 43,000 locations.” He added, “We also expect to continue to benefit from our deeply ingrained cost-control initiatives.”
Mr. Wambold concluded, “We are also encouraged by the execution of our commitment to profitable growth, both organically and through acquisitions. Organic growth continues to be fueled by our opening more offices, providing first-class customer service. As far as acquisitions, we are seeing more opportunities, but we will maintain a disciplined approach that demands that those opportunities meet strict criteria.”
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2008, and other documents filed from time to time by these entities with the Securities and Exchange Commission.
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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	April 30, 2009	July 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$12,691	$16,614
Accounts and notes receivable, net	168,934	145,081
Inventories	109,998	152,301
Price risk management assets	57	26,086
Prepaid expenses and other current assets	14,626	10,924

Total Current Assets	306,306	351,006

Property, plant and equipment, net	673,353	685,328
Goodwill	248,939	248,939
Intangible assets, net	214,243	225,273
Other assets, net	18,612	18,685

Total Assets	$1,461,453	$1,529,231

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$81,991	$71,348
Short term borrowings	41,580	125,729
Price risk management liabilities	33,835	7,337
Other current liabilities (a)	252,086	100,517

Total Current Liabilities	409,492	304,931

Long-term debt (a)	848,295	1,034,719
Other liabilities	19,019	23,237
Contingencies and commitments	—	—
Minority interest	5,000	4,220

Partners’ Capital:
Common unitholders (68,178,103 and 62,961,674 units outstanding at April 2009 and July 2008, respectively)	270,972	201,618
General partner unitholder (688,668 and 635,977 units outstanding at April 2009 and July 2008, respectively)	(57,335)	(58,036)
Accumulated other comprehensive income (loss)	(33,990)	18,542

Total Partners’ Capital	179,647	162,124

Total Liabilities and Partners’ Capital	$1,461,453	$1,529,231

(a)
The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE, NINE AND TWELVE MONTHS ENDED APRIL 30, 2009 AND 2008
(in thousands, except per unit data)
(unaudited)

	Three months ended April 30,		Nine months ended April 30,		Twelve months ended April 30,
	2009	2008	2009	2008	2009	2008
Revenues:
Propane and other gas liquids sales	$461,850	$621,343	$1,546,274	$1,664,734	$1,936,821	$1,963,425
Other	99,283	90,747	210,558	206,240	239,726	236,641

Total revenues	561,133	712,090	1,756,832	1,870,974	2,176,547	2,200,066

Cost of product sold:
Propane and other gas liquids sales	295,881	455,375	1,042,153	1,212,418	1,321,653	1,403,299
Other	75,714	61,850	136,153	121,232	151,399	136,416

Gross profit	189,538	194,865	578,526	537,324	703,495	660,351

Operating expense	94,993	93,349	296,920	274,828	394,170	368,442
Depreciation and amortization expense	20,635	21,443	62,170	63,883	83,808	85,330
General and administrative expense	8,520	10,947	29,367	33,855	41,124	45,848
Equipment lease expense	4,282	5,990	14,418	18,484	20,412	24,853
Employee stock ownership plan compensation charge	1,460	3,447	4,865	9,693	7,585	12,617
Loss on disposal of assets and other	2,323	2,662	8,924	8,729	11,445	9,959

Operating income	57,325	57,027	161,862	127,852	144,951	113,302

Interest expense	(22,027)	(21,214)	(69,090)	(66,351)	(89,451)	(88,061)
Other income (expense), net	(190)	350	(1,351)	1,348	(1,660)	1,622

Earnings before income taxes and minority interest	35,108	36,163	91,421	62,849	53,840	26,863

Income tax expense — current	1,572	243	2,309	600	3,441	575
Income tax expense (benefit) — deferred	275	329	404	(2,052)	806	899
Minority interest (a)	397	420	1,079	832	744	499

Net earnings	32,864	35,171	87,629	63,469	48,849	24,890

Net earnings available to general partner	329	352	876	635	488	249

Net earnings available to common unitholders	$32,535	$34,819	$86,753	$62,834	$48,361	$24,641

Earnings Per Unit
Basic and diluted net earnings available per common unit	$0.48	$0.55	$1.34	$1.00	$0.75	$0.39

Weighted average common units outstanding	67,809.3	62,958.9	64,650.2	62,958.7	64,224.6	62,958.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended April 30,		Nine months ended April 30,		Twelve months ended April 30,
	2009	2008	2009	2008	2009	2008

Net earnings	$32,864	$35,171	$87,629	$63,469	$48,849	$24,890
Income tax expense (benefit)	1,847	572	2,713	(1,452)	4,247	1,474
Interest expense	22,027	21,214	69,090	66,351	89,451	88,061
Depreciation and amortization expense	20,635	21,443	62,170	63,883	83,808	85,330
Other income (expense), net	190	(350)	1,351	(1,348)	1,660	(1,622)

EBITDA	77,563	78,050	222,953	190,903	228,015	198,133
Employee stock ownership plan compensation charge	1,460	3,447	4,865	9,693	7,585	12,617
Unit and stock-based compensation charge (b)	452	483	1,109	1,383	1,542	1,107
Loss on disposal of assets and other	2,323	2,662	8,924	8,729	11,445	9,959
Minority interest	397	420	1,079	832	744	499

Adjusted EBITDA (c)	82,195	85,062	238,930	211,540	249,331	222,315
Net cash interest expense (d)	(21,547)	(22,098)	(68,476)	(68,196)	(90,061)	(90,351)
Maintenance capital expenditures (e)	(4,785)	(5,590)	(17,327)	(15,058)	(22,863)	(18,248)
Cash paid for taxes	(537)	(48)	(869)	(1,327)	(3,383)	(2,192)
Proceeds from asset sales	1,973	2,415	6,878	8,665	9,087	11,426

Distributable cash flow to equity investors (f)	$57,299	$59,741	$159,136	$135,624	$142,111	$122,950

Propane gallons sales
Retail — Sales to End Users	183,683	204,683	556,078	567,247	645,663	658,808
Wholesale — Sales to Resellers	55,523	47,427	169,293	131,412	219,896	176,350

Total propane gallons sales	239,206	252,110	725,371	698,659	865,559	835,158

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)
Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.2 million and $0.1 million to operating expense for the three months ended April 30, 2009 and 2008, respectively, $0.4 million and $0.4 million for the nine months ending April 30, 2009 and 2008, respectively, and $0.5 million and $0.4 million for the twelve months ending April 30, 2009 and 2008, respectively. A non-cash compensation charge of $0.3 million and $0.3 million was recorded to general and administrative expense for the three months ended April 30, 2009 and 2008, respectively, $0.7 million and $1.0 million for the nine months ended April 30, 2009 and 2008, respectively, and $1.0 million and $0.7 million for the twelve months ended April 30, 2009 and 2008, respectively.

(c)
Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long- term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)
Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount also includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)
Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.